Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2024, with respect to the consolidated financial statements of Energy Fuels Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
March 22, 2024